Exhibit 1.1
EXECUTION VERSION
6,495,489 Shares
SPECTRUM BRANDS HOLDINGS, INC.
Common Stock, Par Value $0.01 Per Share
UNDERWRITING AGREEMENT
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Jefferies & Company, Inc.,
  As Representatives of the Several Underwriters,
   c/o Credit Suisse Securities (USA) LLC,
    Eleven Madison Avenue,
     New York, N.Y. 10010-3629
    Deutsche Bank Securities Inc.,
     60 Wall Street,
      New York, N.Y. 10005
    Jefferies & Company, Inc.,
     520 Madison Avenue,
      New York, N.Y. 10022
Dear Sirs:
     1. Introductory. Spectrum Brands Holdings, Inc., a Delaware corporation (“Company”) agrees with the several Underwriters named in Schedule A hereto (“Underwriters”) to issue and sell to the several Underwriters 1,000,000 shares of its common stock, par value $0.01 per share (“Securities”) and Harbinger Capital Partners Master Fund I, Ltd. (the “Selling Stockholder”) agrees with the Underwriters to sell to the several Underwriters 5,495,489 outstanding shares of the Securities (such 6,495,489 shares of Securities being hereinafter referred to as the “Firm Securities”). The Company also agrees to sell to the Underwriters, at the option of the Underwriters, an aggregate of not more than 150,000 additional outstanding shares and the Selling Stockholder also agrees to sell to the Underwriters, at the option of the Underwriters not more than 824,323 additional outstanding shares (“Optional Securities”) of the Company’s Securities, as set forth below. The Firm Securities and the Optional Securities are herein collectively called the “Offered Securities”.
     2. Representations and Warranties of the Company and the Selling Stockholder. (a) The Company represents and warrants to, and agrees with, the several Underwriters that:

     (i) Filing and Effectiveness of Registration Statement; Certain Defined Terms. The Company has filed with the Commission a registration statement on Form S-3 (No. 333-175167) covering the registration of the Offered Securities under the Act, including a related preliminary prospectus or prospectuses. At any particular time, this initial registration statement, in the form then on file with the Commission, including all material then incorporated by reference therein, all information contained in the registration statement (if any) pursuant to Rule 462(b) and then deemed to be a part of the initial registration statement, and all 430A Information and all 430C Information, that in any case has not then been superseded or modified, shall be referred to as the “Initial Registration Statement”. The Company may also have filed, or may file with the Commission, a Rule 462(b) registration statement covering the registration of Offered Securities. At any particular time, this Rule 462(b) registration statement, in the form then on file with the Commission, including the contents of the Initial Registration Statement incorporated by reference therein and including all 430A Information and all 430C Information, that in any case has not then been superseded or modified, shall be referred to as the “Additional Registration Statement”.
     As of the time of execution and delivery of this Agreement, the Initial Registration Statement has been declared effective under the Act and is not proposed to be amended. Any Additional Registration Statement has or will become effective upon filing with the Commission pursuant to Rule 462(b) and is not proposed to be amended. The Offered Securities all have been or will be duly registered under the Act pursuant to the Initial Registration Statement and, if applicable, the Additional Registration Statement.
     For purposes of this Agreement:
     “430A Information”, with respect to any registration statement, means information included in a prospectus and retroactively deemed to be a part of such registration statement pursuant to Rule 430A(b).
     “430C Information”, with respect to any registration statement, means information included in a prospectus then deemed to be a part of such registration statement pursuant to Rule 430C.
     “Act” means the Securities Act of 1933, as amended.
     “Applicable Time” means 6:30 P.M. (New York time) on the date of this Agreement.
     “Closing Date” has the meaning defined in Section 3 hereof.
     “Commission” means the Securities and Exchange Commission.
     “Effective Time” with respect to the Initial Registration Statement or, if filed prior to the execution and delivery of this Agreement, the Additional Registration Statement means the date and time as of which such Registration Statement was declared effective by the Commission or has become effective upon filing pursuant to Rule 462(c). If an Additional Registration Statement has not been filed prior to the execution and delivery of this Agreement but the Company has advised the Representatives that it proposes to file one, “Effective Time” with respect to such Additional Registration Statement means the date and time as of which such Registration Statement is filed and becomes effective pursuant to Rule 462(b).
     “Exchange Act” means the Securities Exchange Act of 1934.
     “Final Prospectus” means the Statutory Prospectus that discloses the public offering price, other 430A Information and other final terms of the Offered Securities and otherwise satisfies Section 10(a) of the Act.
     “General Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to prospective investors, as evidenced by its being so specified in Schedule B to this Agreement.
     “Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433, relating to the Offered Securities in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).
     “Limited Use Issuer Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Issuer Free Writing Prospectus.
     The Initial Registration Statement and the Additional Registration Statement are referred to collectively as the “Registration Statements” and individually as a “Registration Statement”. A “Registration Statement” with reference to a particular time means the Initial Registration Statement and any Additional Registration Statement as of such time. A “Registration Statement” without reference to a time means such Registration Statement as of its Effective Time. For purposes of the foregoing definitions, 430A Information with respect to a Registration Statement shall be considered to be included in such Registration Statement as of the time specified in Rule 430A.
     “Rules and Regulations” means the rules and regulations of the Commission.
     “Securities Laws” means, collectively, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), the Act, the Exchange Act, the Rules and Regulations, the auditing principles, rules, standards and practices applicable to auditors of “issuers” (as defined in Sarbanes-Oxley) promulgated or approved by the Public Company Accounting Oversight Board and, as applicable, the rules of the New York Stock Exchange and the NASDAQ Stock Market (“Exchange Rules”).
     “Statutory Prospectus” with reference to a particular time means the prospectus included in a Registration Statement immediately prior to that time, including any document incorporated by reference therein and any 430A Information or 430C Information with respect to such Registration Statement. For purposes of the foregoing definition, 430A Information shall be considered to be included in the Statutory Prospectus as of the actual time that form of prospectus is filed with the Commission pursuant to Rule 424(b) or Rule 462(c) and not retroactively.
     Unless otherwise specified, a reference to a “rule” is to the indicated rule under the Act.
     (ii) Compliance with Securities Act Requirements. (i) (A) At their respective Effective Times, (B) on the date of this Agreement and (C) on each Closing Date, each of the Initial Registration Statement and the Additional Registration Statement (if any) conformed and will conform in all respects to the requirements of the Act and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) on its date, at the time of filing of the Final Prospectus pursuant to Rule 424(b) or (if no such filing is required) at the Effective Time of the Additional Registration Statement in which the Final Prospectus is included, and on each Closing Date, the Final Prospectus will conform in all respects to the requirements of the Act and the Rules and Regulations and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(c) hereof.
     (iii) Ineligible Issuer Status. (i) At the time of the initial filing of the Initial Registration Statement and (ii) at the date of this Agreement, the Company was not and is not an “ineligible issuer,” as defined in Rule 405, including (x) the Company or any other subsidiary in the preceding three years not having been convicted of a felony or misdemeanor or having been made the subject of a judicial or administrative decree or order as described in Rule 405, (y) the Company in the preceding three years was the subject of a bankruptcy petition or insolvency or similar proceeding but filed an annual report with audited financial statements subsequent to its emergence from such bankruptcy petition or insolvency or similar proceeding, and (z) not having had a registration statement be the subject of a proceeding under Section 8 of the Act and not being the subject of a proceeding under Section 8A of the Act in connection with the offering of the Offered Securities, all as described in Rule 405.
     (iv) General Disclosure Package. As of the Applicable Time, neither (i) the General Use Issuer Free Writing Prospectus issued at or prior to the Applicable Time and, the preliminary prospectus, dated July 12, 2011 (which is the most recent Statutory Prospectus distributed to investors generally) and the other information, if any, stated in Schedule B to this Agreement to be included in the General Disclosure Package, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from any Statutory Prospectus or any Issuer Free Writing Prospectus in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in Section 8(c) hereof.

     (v) Issuer Free Writing Prospectuses. Each Issuer Free Writing Prospectus, as of its issue date and at all subsequent times through the completion of the public offer and sale of the Offered Securities or until any earlier date that the Company notified or notifies the Representatives as described in the next sentence, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information then contained in the Registration Statement. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information then contained in the Registration Statement or as a result of which such Issuer Free Writing Prospectus, if republished immediately following such event or development, would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, (i) the Company has promptly notified or will promptly notify the Representatives and (ii) the Company has promptly amended or will promptly amend or supplement such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.
     (vi) Incorporated Documents. Except as disclosed in the General Disclosure Package, on the date of this Agreement, the Company’s Annual Report on Form 10-K most recently filed with the Commission and all subsequent reports which have been filed by the Company with the Commission or sent to shareholders pursuant to the Exchange Act and incorporated by reference in a Registration Statement, a Statutory Prospectus or the General Disclosure Package do not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such documents, when they were filed or became effective with the Commission, conformed in all material respects to the requirements of the Exchange Act and the Rules and Regulations.
     (vii) Good Standing of the Company. The Company has been duly incorporated and is existing and in good standing under the laws of the State of Delaware, with all necessary power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing could not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”).
     (viii) Subsidiaries. Each Significant Subsidiary (as defined in Regulation S-X) of the Company has been duly organized and is existing and in good standing under the laws of the jurisdiction of its organization, with all necessary power and authority (corporate and other) to own its properties and conduct its business as described in the General Disclosure Package; and each Significant Subsidiary of the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification except where the failure to be so qualified and in good standing could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; all of the issued and outstanding capital stock of each Significant Subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and the capital stock of each subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects, other than liens securing the outstanding 9.5% senior secured notes due 2018 (the “9.5% Notes”) of Spectrum Brands, Inc. (“SBI”), Permitted Liens as such term is defined in the Indenture, dated June 16, 2010, by and among SBI, the guarantors party thereto and US Bank National Association, as trustee governing the 9.5% Notes, SBI’s $300 million senior secured asset-based revolving credit facility due 2014 and the SBI’s $750 million senior secured term facility due 2016, each as described in the General Disclosure Package.
     (ix) Offered Securities. The Offered Securities and all other outstanding shares of capital stock of the Company have been duly authorized; the authorized equity capitalization of the Company is as set forth in the General Disclosure Package; all outstanding shares of capital stock of the Company are, and, when the Offered Securities have been delivered and paid for in accordance with this Agreement on each Closing Date, such Offered Securities will have been, validly issued, fully paid and nonassessable, will conform in all material respects to the description of such Offered Securities contained in the General Disclosure Package and the Final Prospectus; except as disclosed in the General Disclosure Package, the shareholders of the Company have no preemptive rights with respect to the Securities; and none of the outstanding shares of capital stock of the Company have been issued in violation of any preemptive or similar rights of any security holder.
     (x) No Finder’s Fee. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.
     (xi) Registration Rights. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Company and any person granting such person the right to require the Company to file a registration statement under the Act with respect to any securities of the Company owned by such person or to require the Company to include such securities in the securities registered pursuant to a Registration Statement or in any securities being registered pursuant to any other registration statement filed by the Company under the Act (collectively, “registration rights”), and any person to whom the Company has granted registration rights has agreed not to exercise such rights until after the expiration of the Lock-Up Period referred to in Section 5(k) hereof.
     (xii) Listing. The Offered Securities have been approved for listing on The New York Stock Exchange, subject to notice of issuance.
     (xiii) Absence of Further Requirements. No consent, approval, authorization, or order of, or filing or registration with, any person (including any governmental agency or body or any court) is required to be obtained or made by the Company for the consummation of the transactions contemplated by this Agreement in connection with the sale of the Offered Securities, except (i) such as have been or will be obtained or made on or prior to the Closing Date, (ii) such as may be required under state securities laws or (iii) where the failure to obtain or make such consent, approval, authorization, order, filing or registration would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (xiv) Title to Property. The Company and its subsidiaries have good and marketable title in fee simple to all real property owned by them, good title to all personal property owned by them and valid leasehold interests in real and personal property being leased by them, in each case free from all liens, charges, encumbrances and defects except as set forth in the General Disclosure Package or such as would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use made and proposed to be made of such property by the Company and its subsidiaries or otherwise have a Material Adverse Effect. Each of the properties of the Company and its subsidiaries complies with all applicable codes, laws and regulations (including without limitation, building and zoning codes, laws and regulations and laws relating to access to such properties), except if and to the extent disclosed in the General Disclosure Package or except for such failures to comply that would not, individually or in the aggregate, reasonably be expected to interfere in any material respect with the use made and proposed to be made of such property by the Company and its subsidiaries or otherwise have a Material Adverse Effect. None of the Company or its subsidiaries has received from any governmental or regulatory authorities any notice of any condemnation of, or zoning change affecting, the properties of the Company and its subsidiaries, and the Company knows of no such condemnation or zoning change which is threatened, except for such that would not reasonably be expected to interfere in any material respect with the use made and proposed to be made of such property by the Company and its subsidiaries or otherwise have a Material Adverse Effect, individually or in the aggregate.
     (xv) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of this Agreement, and the issuance and sale of the Offered Securities will not result in a breach or violation of any of the terms and provisions of, or constitute a default or a Debt Repayment Triggering Event (as defined below) under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to (i) the charter or by-laws of the Company or any of its subsidiaries, (ii) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their properties, or (iii) any agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the properties of the Company or any of its subsidiaries is subject, except in the cases of clauses (ii) and (iii) above for such breaches, violations, defaults or Debt Repayment Triggering Events that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture, or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Company or any of its subsidiaries.
     (xvi) Absence of Existing Defaults and Conflicts. None of the Company or its Significant Subsidiaries is (i) in violation of its organizational documents or (ii) in default (or with the giving of notice or lapse of time would be in default) under any existing obligation, agreement, covenant or condition contained in any indenture, loan agreement, mortgage, lease or other agreement or instrument to which any of them is a party or by which any of them is bound or to which any of the properties of any of them is subject, except in the case of clause (ii) above for such defaults that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The agreements listed in Schedule C are the only material agreements of the Company and its subsidiaries other than agreements between the Company and its subsidiaries and its employees related to employment arrangements.
     (xvii) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Company.
     (xviii) Possession of Licenses and Permits. The Company and its subsidiaries (i) possess, and are in compliance with the terms of, all adequate certificates, authorizations, franchises, licenses and permits (“Licenses”) necessary to the conduct of the business now conducted or proposed in the General Disclosure Package to be conducted by them, except as disclosed in the General Disclosure Package or where the failure to possess such Licenses would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) have not received any notice of proceedings relating to the revocation or modification of any Licenses that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (xix) Absence of Labor Dispute. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is imminent.
     (xx) Possession of Intellectual Property. The Company and its subsidiaries (i) own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, except where the failure to own, possess or acquire such intellectual property rights would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) have not received any notice of infringement of or conflict with asserted rights of others with respect to any intellectual property rights that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (xxi) Environmental Laws. Except as disclosed in the General Disclosure Package, none of the Company or its subsidiaries is in violation of any statute, any rule, regulation,

decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and the Company is not aware of any pending investigation which would reasonably be expected to lead to such a claim.
     (xxii) Accurate Disclosure. The statements included or incorporated by reference in the General Disclosure Package and the Final Prospectus under the headings “U.S. Federal Income Tax Consequences for Non-U.S. Holders”, “Description of Capital Stock”, “Business—Governmental Regulations and Environmental Matters”, “Business—Chapter 11 Proceedings”, “Business—Patents and Trademarks” and “Legal Proceedings”, insofar as such statements summarize legal matters, agreements, documents or proceedings discussed therein, are accurate and fair summaries of such legal matters, agreements, documents or proceedings and present the information required to be shown in all material respects.
     (xxiii) Absence of Manipulation. The Company has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.
     (xxiv) Statistical and Market-Related Data. Any third-party statistical and market-related data included or incorporated by reference in a Registration Statement, a Statutory Prospectus or the General Disclosure Package are based on or derived from sources that the Company believes to be reliable and accurate.
     (xxv) Internal Controls and Compliance with the Sarbanes-Oxley Act. Except as set forth in the General Disclosure Package, the Company and the Company’s Board of Directors (the “Board”) are in compliance with Sarbanes-Oxley and all applicable Exchange Rules in all material respects. The Company maintains a system of internal controls, including, but not limited to, disclosure controls and procedures, internal controls over accounting matters and financial reporting, an internal audit function and legal and regulatory compliance controls (collectively, “Internal Controls”) that comply with the Securities Laws in all material respects and are sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with U.S. generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Internal Controls are, or upon consummation of the offering of the Offered Securities will be, overseen by the Audit Committee (the “Audit Committee”) of the Board in accordance with Exchange Rules. Except as set forth in the General Disclosure Package, the Company has not publicly disclosed or reported to the Audit Committee or the Board a significant deficiency, material weakness, change in Internal Controls or fraud involving management or other employees who have a significant role in Internal Controls (each, an “Internal Control Event”), any violation of, or failure to comply with, the Securities Laws, which would reasonably be expected to have a Material Adverse Effect.
     (xxvi) Litigation. Except as disclosed in the General Disclosure Package, there are no pending actions, suits or proceedings (including, to the Company’s knowledge, any inquiries or investigations by any court or governmental agency or body, domestic or foreign) against or affecting the Company, any of its subsidiaries or any of their respective properties that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement; and except as disclosed in the General Disclosure Package, there are no actions, suits or proceedings (including any inquiries or investigations by any court or governmental agency or body, domestic or foreign) threatened or, to the Company’s knowledge, contemplated against the Company, any of its subsidiaries or any of their respective properties that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or would materially and adversely affect the ability of the Company to perform its obligations under this Agreement.
     (xxvii) Financial Statements. The financial statements included in each Registration Statement and the General Disclosure Package present fairly in all material respects the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and, except as otherwise disclosed in the General Disclosure Package, such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis; the schedules included in each Registration Statement, if any, present fairly the information required to be stated therein; and the assumptions used in preparing the pro forma financial statements included in each Registration Statement and the General Disclosure Package provide a reasonable basis for presenting the significant effects directly attributable to the transactions or events described therein, the related pro forma adjustments give appropriate effect to those assumptions, the pro forma columns therein reflect the proper application of those adjustments to the corresponding historical financial statement amounts and such pro forma financial statements have been prepared in accordance with Article 11 of Regulation S-X.
     (xxviii) No Material Adverse Change in Business. Except as disclosed in the General Disclosure Package, since the end of the period covered by the latest audited financial statements included in the General Disclosure Package (i) there has been no change, nor any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries, taken as a whole, that is material and adverse, (ii) there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock and (iii) there has been no material adverse change in the capital stock, long-term indebtedness or net assets of the Company and its subsidiaries.
     (xxix) Investment Company Act. The Company is not and, after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the General Disclosure Package, will not be an “investment company” as defined in the Investment Company Act of 1940 (the “Investment Company Act”).
     (xxx) Ratings. No “nationally recognized statistical rating organization” as such term is defined for purposes of Section 3(a)(62) of the Exchange Act (i) has imposed (or has informed the Company that it is considering imposing) any condition (financial or otherwise) on the Company’s retaining any rating assigned to the Company on any securities of the Company or (ii) has indicated to the Company that it is considering any of the actions described in Section 7(d)(ii) hereof.
     (xxxi) Compliance with Certain Laws. Each of the Company, its subsidiaries, their affiliates or any of their respective officers, directors, supervisors, managers, agents, or employees, has not violated, its participation in the offering will not violate, and it has instituted and maintains policies and procedures designed to ensure continued compliance with each of the following laws: (a) anti-bribery laws, including but not limited to, any applicable law, rule, or regulation of any locality, including but not limited to any law, rule, or regulation promulgated to implement the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed December 17, 1997, including the U.S. Foreign Corrupt Practices Act of 1977 or any other law, rule or regulation of similar purpose and scope, (b) anti-money laundering laws, including but not limited to, applicable federal, state, international, foreign or other laws, regulations or government guidance regarding anti-money laundering, including, without limitation, Title 18 U.S. Code section 1956 and 1957, the Patriot Act, the Bank Secrecy Act, and international anti-money laundering principals or procedures by an intergovernmental group or organization, such as the Financial Action Task Force on Money Laundering, of which the United States is a member and with which designation the United States representative to the group or organization continues to concur, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, or any orders or licenses issued thereunder or (c) laws and regulations imposing U.S. economic sanctions measures, including, but not limited to, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the United Nations Participation Act, and the Syria Accountability and Lebanese Sovereignty Act, all as amended, and any executive order, directive, or regulation pursuant to the authority of any of the foregoing, including the regulations of the United States Treasury Department set forth under 31 CFR, Subtitle B, Chapter V, as amended, or any orders or licenses issued thereunder.
     (xxxii) Tax Filings. The Company and its subsidiaries have filed all federal, state, local and non-U.S. tax returns that are required to be filed or have requested extensions thereof (except in any case in which the failure so to file would not have a Material Adverse Effect); and, except as set forth in the General Disclosure Package, the Company and its subsidiaries have paid all taxes (including any assessments, fines or penalties) required to be paid by them, except for any such taxes, assessments, fines or penalties currently being contested in good faith or as would not, individually or in the aggregate, have a Material Adverse Effect.
     (b) The Selling Stockholder represents and warrants to, and agrees with, the several Underwriters that:
     (i) Good Standing of Selling Stockholder. The Selling Stockholder is validly existing and, to the extent such concept exists in the relevant jurisdiction, in good standing under the laws of the jurisdiction of its organization.
     (ii) Title to Securities. The Selling Stockholder on each Closing Date hereinafter mentioned will have valid and unencumbered title to the Offered Securities to be delivered by the Selling Stockholder on such Closing Date and full right, power and authority to enter into this Agreement and to sell, assign, transfer and deliver the Offered Securities to be delivered by the Selling Stockholder on such Closing Date hereunder; and upon the delivery of and payment for the Offered Securities on each Closing Date hereunder the several Underwriters will acquire valid and unencumbered title to the Offered Securities to be delivered by the Selling Stockholder on such Closing Date.
     (iii) Absence of Further Requirements. No consent, approval, authorization or order of, or filing with, any person (including any governmental agency or body or any court) is required to be obtained or made by the Selling Stockholder for the consummation of the transactions contemplated by this Agreement in connection with the offering and sale of the Offered Securities sold by the Selling Stockholder, except such as have been obtained and made under the Act and such as may be required under state securities laws or Section 16 or Section 13(d) under the Exchange Act; such Section 16 or Section 13(d) filing shall be made by the Selling Stockholder when required under the Exchange Act.
     (iv) Absence of Defaults and Conflicts Resulting from Transaction. The execution, delivery and performance of this Agreement and the consummation of the transactions herein contemplated will not result in a breach or violation of any of the terms and provisions of, or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property or assets of the Selling Stockholder pursuant to, any statute, any rule, regulation or order of any governmental agency or body or any court having jurisdiction over the Selling Stockholder or any of its properties or any agreement or instrument to which the Selling Stockholder is a party or by which the Selling Stockholder is bound or to which any of the properties of the Selling Stockholder is subject, or the constituent documents of the Selling Stockholder.
     (v) Compliance with Securities Act Requirements. (i) (A) At their respective Effective Times, (B) on the date of this Agreement and (C) on each Closing Date, each of the Initial Registration Statement and the Additional Registration Statement (if any) conformed and will conform in all respects to the requirements of the Act and did not and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) on its date, at the time of filing of the Final Prospectus pursuant to Rule 424(b) or (if no such filing is required) at the Effective Time of the Additional Registration Statement in which the Final Prospectus is included, and on each Closing Date, the Final Prospectus will conform in all respects to the requirements of the Act and the Rules and Regulations and will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. The preceding sentence applies only to the written information furnished to the Company by or on behalf of the Selling Stockholder for use under the captions “Prospectus Summary—About the Selling Security Holder and the Secondary Offering” and “Principal and Selling Stockholders” in the General Disclosure Package and the Final Prospectus and does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(c) hereof.
     (vi) General Disclosure Package. As of the Applicable Time, neither (i) the General Disclosure Package nor (ii) any individual Limited Use Issuer Free Writing Prospectus, when considered together with the General Disclosure Package, included any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence applies only to the written information furnished to the Company by or on behalf of the Selling Stockholder for use under the captions “Prospectus Summary—About the Selling Security Holder and the Secondary Offering” and “Principal and Selling Stockholders” in the General Disclosure Package and the Final Prospectus and does not apply to statements in or omissions from any such document based upon written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 8(c) hereof.
     (vii) No Undisclosed Material Information. The sale of the Offered Securities by the Selling Stockholder pursuant to this Agreement is not prompted by any material information concerning the Company or any of its subsidiaries that is not set forth the General Disclosure Package.
     (viii) Authorization of Agreement. This Agreement has been duly authorized, executed and delivered by the Selling Stockholder.
     (ix) No Finder’s Fee. Except as disclosed in the General Disclosure Package, there are no contracts, agreements or understandings between the Selling Stockholder and any person that would give rise to a valid claim against the Selling Stockholder or any Underwriter for a brokerage commission, finder’s fee or other like payment in connection with this offering.
     (x) Absence of Manipulation. The Selling Stockholder has not taken, directly or indirectly, any action that is designed to or that has constituted or that would reasonably be expected to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Offered Securities.
     (xi) No Distribution of Offering Material. The Selling Stockholder has not distributed and will not distribute any prospectus or other offering material in connection with the offering and sale of the Offered Securities.
     (xii) Material Agreements. There are no material agreements or arrangements relating to the Company or its subsidiaries to which the Selling Stockholder (or, to the Selling Stockholder’s knowledge, any direct or indirect stockholder of the Selling Stockholder) is a party, which are required to be described in the Registration Statements or the Final Prospectus or to be filed as exhibits thereto that are not so described or filed.
     3. Purchase, Sale and Delivery of Offered Securities. On the basis of the representations, warranties and agreements and subject to the terms and conditions set forth herein, the Company and the Selling Stockholder agree, severally and not jointly, to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company and the Selling Stockholder, at a purchase price of $26.60 per share, the respective number of Firm Securities set forth below the caption “Company” or “Selling Stockholder”, as the case may be, opposite the name of such Underwriter in Schedule A hereto.
     The Company and the Selling Stockholder severally will deliver the Firm Securities to or as instructed by the Representatives for the accounts of the several Underwriters in a form reasonably acceptable to the Representatives, against payment of the purchase price by the Underwriters in Federal (same day) funds by wire transfer to an account of the Company at a bank acceptable to the Representatives in the case of 1,000,000 shares of Firm Securities and an account of the Selling Stockholder at a bank acceptable to the Representatives in the case of 5,495,489 shares of Firm Securities at the office of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, N.Y. 10017, at 10:00 A.M., New York time, on July 20, 2011, or at such other time not later than seven full business days thereafter as the Representatives and the Company determine, such time being herein referred to as the “First Closing Date”. For purposes of Rule 15c6-1 under the Securities Exchange Act of 1934, the First Closing Date (if later than the otherwise applicable settlement date) shall be the settlement date for payment of funds and delivery of securities for all the Offered Securities sold pursuant to the offering. The Firm Securities so to be delivered or evidence of their issuance will be made available for checking at the above office of Davis Polk & Wardwell LLP at least 24 hours prior to the First Closing Date.
     In addition, upon written notice from the Representatives given to the Company and the Selling Stockholder from time to time not more than 30 days subsequent to the date of the Final Prospectus, the Underwriters may purchase all or less than all of the Optional Securities at the purchase price per Security to be paid for the Firm Securities. The Company and the Selling Stockholder agree, severally and not jointly, to sell to the Underwriters the respective numbers of Optional Securities obtained by multiplying the number of shares specified in such notice by a fraction the numerator of which is 1,000,000 in the case of the Company and 5,495,489 in the case of the Selling Stockholder and the denominator of which is the total number of Optional Securities (subject to adjustment by the Representatives to eliminate fractions). Such Optional Securities shall be purchased from the Company and the Selling Stockholder for the account of each Underwriter in the same proportion as the number of Firm Securities set forth opposite such Underwriter’s name bears to the total number of Firm Securities (subject to adjustment by the Representatives to eliminate fractions) and may be purchased by the Underwriters only for the purpose of covering over-allotments made in connection with the sale of the Firm Securities. No Optional Securities shall be sold or delivered unless the Firm Securities previously have been, or simultaneously are, sold and delivered. The right to purchase the Optional Securities or any portion thereof may be exercised from time to time and to the extent not previously exercised may be surrendered and terminated at any time upon notice by the Representatives to the Company and the Selling Stockholder.
     Each time for the delivery of and payment for the Optional Securities, being herein referred to as an “Optional Closing Date”, which may be the First Closing Date (the First Closing Date and each Optional Closing Date, if any, being sometimes referred to as a “Closing Date”), shall be determined by the Representatives but shall be not later than five full business days after written notice of election to purchase Optional Securities is given. The Company and the Selling Stockholder will deliver the Optional Securities being purchased on each Optional Closing Date to or as instructed by the Representatives for the accounts of the several Underwriters, in a form reasonably acceptable to the Representatives against payment of the purchase price therefore in Federal (same day) funds by wire transfer to an account at a bank acceptable to the Representatives at the above office of Davis Polk & Wardwell LLP. The certificates for the Optional Securities being purchased on each Optional Closing Date or evidence of their issuance will be made available for checking at the above office of Davis Polk & Wardwell LLP at a reasonable time in advance of such Optional Closing Date.
     4. Offering by Underwriters. It is understood that the several Underwriters propose to offer the Offered Securities for sale to the public as set forth in the Final Prospectus.
     5. Certain Agreements of the Company and the Selling Stockholder. The Company agrees with the several Underwriters and the Selling Stockholder that:
     (a) Additional Filings. Unless filed pursuant to Rule 462(c) as part of the Additional Registration Statement in accordance with the next sentence, the Company will file the Final Prospectus, in a form approved by the Representatives, with the Commission pursuant to and in accordance with subparagraph (1) (or, if applicable and if consented to by the Representatives, subparagraph (4)) of Rule 424(b) not later than the earlier of (A) the second business day following the execution and delivery of this Agreement or (B) the fifteenth business day after the Effective Time of the Initial Registration Statement. The Company will advise the Representatives promptly of any such filing pursuant to Rule 424(b) and provide satisfactory evidence to the Representatives of such timely filing. If an Additional Registration Statement is necessary to register a portion of the Offered Securities under the Act but the Effective Time thereof has not occurred as of the execution and delivery of this Agreement, the Company will file the additional registration statement or, if filed, will file a post-effective amendment thereto with the Commission pursuant to and in accordance with Rule 462(b) on or prior to 10:00 P.M., New York time, on the date of this Agreement or, if earlier, on or prior to the time the Final Prospectus is finalized and distributed to any Underwriter, or will make such filing at such later date as shall have been consented to by the Representatives.

     (b) Filing of Amendments: Response to Commission Requests. The Company will promptly advise the Representatives of any proposal to amend or supplement the Initial Registration Statement, any Additional Registration Statement or any Statutory Prospectus after their respective dates and will not effect such amendment or supplementation without the Representatives’ consent, which consent shall not be unreasonably delayed or withheld; and the Company will also advise the Representatives promptly of (i) the effectiveness of any Additional Registration Statement (if its Effective Time is subsequent to the execution and delivery of this Agreement), (ii) any amendment or supplementation of a Registration Statement or any Statutory Prospectus, (iii) any request by the Commission or its staff for any amendment to any Registration Statement, for any supplement to any Statutory Prospectus or for any additional information, (iv) the institution by the Commission of any stop order proceedings in respect of a Registration Statement or the threatening of any proceeding for that purpose, and (v) the receipt by the Company of any notification with respect to the suspension of the qualification of the Offered Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof.
     (c) Continued Compliance with Securities Laws. If, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the General Disclosure Package or the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend the Registration Statement or supplement the Final Prospectus to comply with the Act, the Company will promptly notify the Representatives of such event and will promptly prepare and file with the Commission and furnish, at its own expense, to the Underwriters and the dealers and any other dealers upon request of the Representatives, an amendment or supplement which will correct such statement or omission or an amendment which will effect such compliance. Neither the Representatives’ consent to, nor the Underwriters’ delivery of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 7 hereof. In addition, if, at any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, any event occurs as a result of which the General Disclosure Package or the Final Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading with respect to the Selling Stockholder, in the light of the circumstances under which they were made, the Selling Stockholder will promptly notify the Company and the Representatives of such change.
     (d) Rule 158. As soon as practicable, but not later than the Availability Date (as defined below), the Company will make generally available to its security holders an earnings statement covering a period of at least 12 months beginning after the Effective

Date of the Initial Registration Statement (or, if later, the Effective Time of the Additional Registration Statement) which will satisfy the provisions of Section 11(a) of the Act and Rule 158 under the Act. For the purpose of the preceding sentence, “Availability Date” means the day after the end of the fourth fiscal quarter following the fiscal quarter that includes such Effective Time on which the Company is required to file its Form 10-Q for such fiscal quarter except that, if such fourth fiscal quarter is the last quarter of the Company’s fiscal year, “Availability Date” means the day after the end of such fourth fiscal quarter on which the Company is required to file its Form 10-K.
     (e) Furnishing of Prospectuses. The Company will furnish to the Representatives copies of each Registration Statement (three of which will be signed and will include all exhibits), each related Statutory Prospectus, and, so long as a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act, the Final Prospectus and all amendments and supplements to such documents, in each case in such quantities as the Representatives reasonably request. The Final Prospectus shall be so furnished on or prior to 3:00 P.M., New York time, on the business day following the execution and delivery of this Agreement. All other such documents shall be so furnished as soon as available. The Company and the Selling Stockholder will pay the expenses of printing and distributing to the Underwriters all such documents.
     (f) Blue Sky Qualifications. The Company will use its commercially reasonable efforts, in cooperation with the Underwriters, to arrange for the qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representatives designate and will continue such qualifications in effect so long as required for the distribution, provided that the Company will not be required to qualify as a foreign corporation or to file a general consent to service of process or subject itself to taxation in any such jurisdiction in which it is not otherwise so qualified or subject.
     (g) Reporting Requirements. During the period of five years hereafter, the Company will furnish to the Representatives and, upon request, to each of the other Underwriters, as soon as practicable after the end of each fiscal year, a copy of its annual report to shareholders for such year; and the Company will furnish to the Representatives (i) as soon as available, a copy of each report and any definitive proxy statement of the Company filed with the Commission under the Exchange Act or mailed to shareholders and (ii) from time to time, such other information concerning the Company as the Representatives may reasonably request. However, so long as the Company is subject to the reporting requirements of either Section 13 or Section 15(d) of the Exchange Act and is timely filing reports with the Commission on its Electronic Data Gathering, Analysis and Retrieval system (“EDGAR”), it is not required to furnish such reports or statements to the Underwriters.
     (h) Payment of Expenses. The Company and the Selling Stockholder agree with the several Underwriters that the Company and the Selling Stockholder will pay all expenses incident to the performance of the obligations of the Company and the Selling Stockholder, as the case may be, under this Agreement, including but not limited to any filing fees and other expenses (including reasonable fees and disbursements of counsel to the Underwriters) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representatives designate and the preparation and printing of memoranda relating thereto, costs and expenses related to the review by the Financial Industry Regulatory Authority, Inc. (“FINRA”) of the Offered Securities (including filing fees and the fees and expenses of counsel for the Underwriters relating to such review), costs and expenses relating to investor presentations or any “road show” in connection with the offering and sale of the Offered Securities including, without limitation, any travel expenses of the Company’s officers and employees and any other expenses of the Company (provided that the Company shall only pay 50% of the costs and expenses related to aircraft chartered by the Underwriters for the purposes of any road show), fees and expenses incident to listing the Offered Securities on the New York Stock Exchange, fees and expenses in connection with the registration of the Offered Securities under the Exchange Act, any transfer taxes on the sale by the Selling Stockholder of the Offered Securities to the Underwriters (along with any transfer taxes on the sale by the Underwriters to investors) and expenses incurred in distributing preliminary prospectuses and the Final Prospectus (including any amendments and supplements thereto) to the Underwriters and for expenses incurred for preparing, printing and distributing any Issuer Free Writing Prospectuses to investors or prospective investors. It is understood, however, that except as noted in this Agreement, the Underwriters will pay all of the fees, costs, expenses and disbursements of their counsel in connection with the issuance and sale of the Offered Securities. The Company and the Selling Stockholder shall allocate their expenses in accordance with the Registration Rights Agreement dated as of February 9, 2010 by and among the Company, the Selling Stockholder, Harbinger Capital Partners Special Situations Fund, L.P., Global Opportunities Breakaway Ltd., Avenue International Master, L.P., Avenue Investments, L.P., Avenue Special Situations Fund IV, L.P., Avenue Special Situations Fund V, L.P., and Avenue-CDP Global Opportunities Fund, L.P. or as the Company and the Selling Stockholder shall otherwise mutually agree.
     (i) Use of Proceeds. The Company will use the net proceeds received by it in connection with this offering in the manner described in the “Use of Proceeds” section of the General Disclosure Package and, except as disclosed in the General Disclosure Package, the Company does not intend to use any of the proceeds from the sale of the Offered Securities hereunder to repay any outstanding debt owed to any affiliate of any Underwriter.
     (j) Filings under the Exchange Act. The Company, during any time when a prospectus relating to the Offered Securities is (or but for the exemption in Rule 172 would be) required to be delivered under the Act by any Underwriter or dealer, will file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods required by the Exchange Act and the Rules and Regulations. The Company has given the Representatives notice of any filings made pursuant to the Exchange Act and the Rules and Regulations a reasonable time prior to the time when such filings are proposed to be made; the Company will give the Representatives notice of its intention to make any such filing from the Applicable Time to each Closing Date and will furnish the Representatives with copies of any such documents a reasonable amount of time prior to such proposed filing, as the case may be, and will not, in each case, file or use any such document to which the Representatives or counsel for the Underwriters shall reasonably object.
     (k) Absence of Manipulation. The Company and the Selling Stockholder will not take, directly or indirectly, any action designed to or that would constitute or that might reasonably be expected to cause or result in, stabilization or manipulation of the price of any securities of the Company to facilitate the sale or resale of the Offered Securities.
     (l) Restriction on Sale of Securities by Company. For the period specified below (the “Lock-Up Period”), the Company will not, directly or indirectly, take any of the following actions with respect to its Securities or any securities convertible into or exchangeable or exercisable for any of its Securities (“Lock-Up Securities”): (i) offer, sell, issue, contract to sell, pledge or otherwise dispose of Lock-Up Securities, (ii) offer, sell, issue, contract to sell, contract to purchase or grant any option, right or warrant to purchase Lock-Up Securities, (iii) enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership of Lock-Up Securities, (iv) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in Lock-Up Securities within the meaning of Section 16 of the Exchange Act or (v) file with the Commission a registration statement under the Act relating to Lock-Up Securities, or publicly disclose the intention to take any such action, without the prior written consent of Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. The initial Lock-Up Period will commence on the date hereof and continue for 90 days after the date hereof or such earlier date that Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. consent to in writing; provided, however, that if (1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the materials news or material event, as applicable, unless Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. waive, in writing, such extension. The Company will provide Credit Suisse Securities (USA) LLC and Deutsche Bank Securities Inc. with notice of any announcement described in clause (2) of the preceding sentence that gives rise to an extension of the Lock-Up Period.
     6. Free Writing Prospectuses. The Company and the Selling Stockholder represent, warrant and agree that, unless they obtain the prior consent of the Representatives, and each Underwriter represents, warrants and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Offered Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the Commission. Any such free writing prospectus consented to by the Company and the Representatives is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company represents that it has treated and agrees that it will treat each Permitted Free Writing Prospectus as an “issuer free writing prospectus,” as defined in Rule 433, and has complied and will comply with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including timely Commission filing where required, legending and record keeping.
     7. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Firm Securities on the First Closing Date and the Optional Securities to be purchased on each Optional Closing Date will be subject to the accuracy of the representations and warranties of the Company and the Selling Stockholder herein (as though made on such Closing Date), to the accuracy of the statements of Company officers made pursuant to the provisions hereof, to the performance by the Company and the Selling Stockholder of their obligations hereunder and to the following additional conditions precedent:
     (a) Accountants’ Comfort Letter for the Company. The Representatives shall have received letters in respect of the Company, dated, respectively, the date hereof and each Closing Date, of KPMG LLP confirming that they are a registered public accounting firm and independent public accountants within the meaning of the Securities Laws and substantially in the form of Schedule D hereto (except that, in any letter dated a Closing Date, the specified date referred to in Schedule D hereto shall be a date no more than three days prior to such Closing Date).
     (b) Accountants’ Comfort Letter for Russell Hobbs. The Representatives shall have received letters in respect of Russell Hobbs, Inc. (“Russell Hobbs”), dated, respectively, the date hereof and each Closing Date, of Grant Thornton LLP substantially in the form of Schedule E hereto (except that, in any letter dated a Closing Date, the “cut-off” date shall be a date no more than three days prior to such Closing Date).
     (c) Effectiveness of Registration Statement. If the Effective Time of the Additional Registration Statement (if any) is not prior to the execution and delivery of this Agreement, such Effective Time shall have occurred not later than 10:00 P.M., New York time, on the date of this Agreement or, if earlier, the time the Final Prospectus is finalized and distributed to any Underwriter, or shall have occurred at such later time as shall have been consented to by the Representatives. The Final Prospectus shall have been filed with the Commission in accordance with the Rules and Regulations and Section 5(a) hereof. Prior to such Closing Date, no stop order suspending the effectiveness of a Registration Statement shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Selling Stockholder, the Company or the Representatives, shall be contemplated by the Commission.
     (d) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement at the Applicable Time, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole which, in the judgment of the Representatives, is material and adverse and makes it impractical or inadvisable to market the Offered Securities; (ii) any downgrading in the rating of any debt securities or preferred stock of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Section 3(a)(62) of the Exchange Act)), or any public announcement that any such organization has under surveillance or review its rating of any debt securities or preferred stock of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls the effect of which is such as to make it, in the judgment of the Representatives, impractical to market or to enforce contracts for the sale of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any suspension or material limitation of trading in securities generally on the New York Stock Exchange or on NASDAQ, or any setting of minimum or maximum prices for trading on such exchange; (v) any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (vi) any banking moratorium declared by any U.S. federal or New York authorities; (vii) any major disruption of settlements of securities, payment or clearance services in the United States or any other country where such securities are listed; or (viii) any attack on, outbreak or escalation of hostilities or act of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representatives, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency is such as to make it in the judgment of the Representatives impractical or inadvisable to market the Offered Securities or to enforce contracts for the sale of the Offered Securities.
     (e) Opinion of Counsel for the Company. The Representatives shall have received an opinion, dated such Closing Date, of Paul, Weiss, Rifkind, Wharton & Garrison LLP, substantially in the forms attached hereto as Exhibits A-1 and A-2.
     (f) Opinion of Counsel for Selling Stockholder. The Representatives shall have received an opinion, dated such Closing Date, of Paul, Weiss, Rifkind, Wharton & Garrison LLP, special United States counsel for the Selling Stockholder, substantially in the form attached hereto as Exhibit B-1 and of Ogier, special Cayman Islands counsel for the Selling Stockholder, substantially in the form attached hereto as Exhibit B-2.
     (g) Opinion of Counsel for Underwriters. The Representatives shall have received from Davis Polk & Wardwell LLP, counsel for the Underwriters, such opinion or opinions, dated such Closing Date, with respect to such matters as the Representatives may require, and the Selling Stockholder and the Company shall have furnished to such counsel such documents as they reasonably request for the purpose of enabling them to pass upon such matters.
     (h) Officers’ Certificate. The Representatives shall have received a certificate, dated such Closing Date, of an executive officer of the Company and a principal financial or accounting officer of the Company in which such officers shall state that: the representations and warranties of the Company in this Agreement are true and correct; the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date; no stop order suspending the effectiveness of any Registration Statement has been issued and no proceedings for that purpose have been instituted or, to the best of their knowledge and after reasonable investigation, are contemplated by the Commission; the Additional Registration Statement (if any) satisfying the requirements of subparagraphs (1) and (3) of Rule 462(b) was timely filed pursuant to Rule 462(b), including payment of the applicable filing fee in accordance with Rule 111(a) or (b) of Regulation S-T of the Commission; and, subsequent to the date of the most recent financial statements in the General Disclosure Package, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or otherwise), results of operations, business, properties or prospects of the Company and its subsidiaries taken as a whole except as set forth in the General Disclosure Package.
     (i) Lock-Up Agreements. On or prior to the date hereof, the Representatives shall have received lockup letters from each of the executive officers and directors of the Company, the Selling Stockholder and certain other shareholders of the Company named in Schedule F hereto.
     (j) To avoid a 28% backup withholding tax, the Selling Stockholder will deliver to the Representatives a properly completed and executed United States Treasury Department Form W-9 (or other applicable form or statement specified by Treasury Department regulations in lieu thereof).
     The Selling Stockholder and the Company will furnish the Representatives with such conformed copies of such opinions, certificates, letters and documents as the Representatives reasonably request. The Representatives may in their sole discretion waive on behalf of the Underwriters compliance with any conditions to the obligations of the Underwriters hereunder, whether in respect of an Optional Closing Date or otherwise.
     8. Indemnification and Contribution. (a) Indemnification of Underwriters by Company. The Company will indemnify and hold harmless each Underwriter, its partners, members, directors, officers, employees, agents, affiliates and each person, if any, who controls such Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act (each an “Indemnified Party”), against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to any of the above as such expenses are incurred; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (c) below.
     (b) Indemnification of Underwriters by Selling Stockholder. The Selling Stockholder will indemnify and hold harmless each Indemnified Party against any and all losses, claims, damages or liabilities, joint or several, to which such Indemnified Party may become subject, under the Act, the Exchange Act, other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any part of any Registration Statement at any time, any Statutory Prospectus as of any time, the Final Prospectus or any Issuer Free Writing Prospectus, or arise out of or are based upon the omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Selling Stockholder for use under the captions “Prospectus Summary—About the Selling Security Holder and the Secondary Offering” and “Principal and Selling Stockholders” in the General Disclosure Package and the Final Prospectus, and will reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending against any loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Indemnified Party is a party thereto), whether threatened or commenced, and in connection with the enforcement of this provision with respect to the above as such expenses are incurred; provided, however, that the Selling Stockholders will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by any Underwriter through the Representatives specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the information described as such in subsection (c) below.
     (c) Indemnification of Company and Selling Stockholder. Each Underwriter will severally and not jointly indemnify and hold harmless the Company, each of its directors and each of its officers who signs a Registration Statement and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, and the Selling Stockholder (each, an “Underwriter Indemnified Party”) against any losses, claims, damages or liabilities to which such Underwriter Indemnified Party may become subject, under the Act, the Exchange Act, or other Federal or state statutory law or regulation or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Registration Statement at any time, any Statutory Prospectus at any time, the Final Prospectus or any Issuer Free Writing Prospectus or arise out of or are based upon the omission or the alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter through the Representatives specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by such Underwriter Indemnified Party in connection with investigating or defending against any such loss, claim, damage, liability, action, litigation, investigation or proceeding whatsoever (whether or not such Underwriter Indemnified Party is a party thereto), whether threatened or commenced, based upon any such untrue statement or omission, or any such alleged untrue statement or omission as such expenses are incurred, it being understood and agreed that the only such information furnished by any Underwriter consists of the following information in the Final Prospectus furnished on behalf of each Underwriter: under the caption “Underwriting,” paragraph 4 (concerning the terms of the offering by the Underwriters) and paragraph 12 (concerning over-allotment transactions, stabilizing transactions, syndicate covering transactions and penalty bids by the Underwriters).
     (d) Actions against Parties; Notification. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under subsection (a), (b) or (c) above, notify the indemnifying party of the commencement thereof; but the failure to notify the indemnifying party shall not relieve it from any liability that it may have under subsection (a), (b) or (c) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to an indemnified party otherwise than under subsection (a), (b) or (c) above. In case any such action is brought against any indemnified party and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In the event, however, such indemnified party reasonably determines in its judgment based on the advice of counsel that having common counsel would present such counsel with a conflict of interest or if the defendants in or targets of any such action or proceeding include both an indemnified party and the indemnifying party and such indemnified party reasonably concludes that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or if the indemnifying party fails to assume the defense of the action or proceeding or to employ counsel reasonably satisfactory to such indemnified party in a timely manner, then such indemnified party may employ separate counsel to represent or defend it in any such action or proceeding and the indemnifying party will pay the reasonable and customary fees and disbursements of such counsel. In no event shall the indemnifying parties be liable for the reasonable fees and expenses of more than one counsel (together with appropriate local counsel) at any time for all indemnified parties in connection with any one action or separate but substantially similar or related actions arising in the same jurisdiction out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes (i) an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an indemnified party. No indemnifying party shall be liable for any settlement or compromise of, or consent to the party of judgment with respect to, any such action or claim effected without its consent (which consent shall not be unreasonably withheld). Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested that an indemnifying party reimburse the indemnified party for fees and expenses of counsel as contemplated by this paragraph, the indemnifying party shall be liable for any settlement of any proceeding effected without its consent if (i) such settlement is entered into more than 45 days after receipt by the indemnifying party of such request, (ii) the indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) the indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement.
     (e) Contribution. If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a), (b) or (c) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a), (b) or (c) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Selling Stockholder on the one hand and the Underwriters on the other from the offering of the Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company and the Selling Stockholder on the one hand and the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company and the Selling Stockholder on the one hand and the Underwriters on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company and the Selling Stockholder bear to the total underwriting discounts and commissions received by the Underwriters. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company, the Selling Stockholder or the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (e) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (e). Notwithstanding the provisions of this subsection (e), no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

The Underwriters’ obligations in this subsection (e) to contribute are several in proportion to their respective underwriting obligations and not joint. The Company, the Selling Stockholder and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8(e) were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8(e).
     9. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Offered Securities hereunder on either the First or any Optional Closing Date and the aggregate number of shares of Offered Securities that such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date, the Representatives may make arrangements satisfactory to the Company and the Selling Stockholder for the purchase of such Offered Securities by other persons, including any of the Underwriters, but if no such arrangements are made by such Closing Date, the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Underwriters agreed but failed to purchase on such Closing Date. If any Underwriter or Underwriters so default and the aggregate number of shares of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total number of shares of Offered Securities that the Underwriters are obligated to purchase on such Closing Date and arrangements satisfactory to the Representatives, the Company and the Selling Stockholder for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Underwriter, the Company or the Selling Stockholder, except as provided in Section 10 (provided that if such default occurs with respect to Optional Securities after the First Closing Date, this Agreement will not terminate as to the Firm Securities or any Optional Securities purchased prior to such termination). As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. Nothing herein will relieve a defaulting Underwriter from liability for its default.
     10. Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Selling Stockholder, of the Company or its officers and of the several Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Underwriter, the Selling Stockholder, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If the purchase of the Offered Securities by the Underwriters is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 9 hereof, the Company will reimburse the Underwriters for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities, and the respective obligations of the Company, the Selling Stockholder and the Underwriters pursuant to Section 8 hereof shall remain in effect. In addition, if any Offered Securities have been purchased hereunder, the representations and warranties in Section 2 and all obligations under Section 5 shall also remain in effect.

     11. Notices. All communications hereunder will be in writing and, if sent to the Underwriters, will be mailed, delivered or telegraphed and confirmed to the Representatives at Credit Suisse Securities (USA) LLC, Eleven Madison Avenue, New York, N.Y. 10010-3629, Attention: LCD-IBD; Deutsche Bank Securities Inc., 60 Wall Street, New York, N.Y. 10005, Attention: High Yield Debt Syndicate Desk, 3rd Floor (with a copy to the General Counsel at the same address on the 36th Floor); and Jefferies & Company, Inc., 520 Madison Avenue, New York, N.Y. 10022, Attention: General Counsel or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at Spectrum Brands Holdings, Inc., 601 Rayovac Drive, Madison, Wisconsin, 53711, Attention: General Counsel, or, if sent to the Selling Stockholder, will be mailed, delivered or telegraphed and confirmed to Harbinger Capital Partners Master Fund I, Ltd. at 450 Park Avenue, 27th Floor, New York, N.Y. 10022, Attention: General Counsel; provided, however, that any notice to an Underwriter pursuant to Section 8 will be mailed, delivered or telegraphed and confirmed to such Underwriter.
     12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 7, and no other person will have any right or obligation hereunder.
     13. Representation. The Representatives will act for the several Underwriters in connection with the transactions contemplated by this Agreement, and any action under this Agreement taken by the Representatives jointly will be binding upon all the Underwriters.
     14. Counterparts. This Agreement may be executed electronically and in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.
     15. Absence of Fiduciary Relationship. The Company and the Selling Stockholder acknowledge and agree that:
     (a) No Other Relationship. The Representatives have been retained solely to act as underwriters in connection with the sale of the Offered Securities and that no fiduciary, advisory or agency relationship between the Company or the Selling Stockholder, on the one hand, and the Representatives, on the other, has been created in respect of any of the transactions contemplated by this Agreement or the Final Prospectus, irrespective of whether the Representatives have advised or are advising the Company or the Selling Stockholder on other matters;
     (b) Arms’ Length Negotiations. The price of the Offered Securities set forth in this Agreement was established by Company and the Selling Stockholder following discussions and arms-length negotiations with the Representatives and the Company and the Selling Stockholder are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement;
     (c) Absence of Obligation to Disclose. The Company and the Selling Stockholder have been advised that the Representatives and their affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Company or the Selling

Stockholder and that the Representatives have no obligation to disclose such interests and transactions to the Company or the Selling Stockholder by virtue of any fiduciary, advisory or agency relationship; and
     (d) Waiver. The Company and the Selling Stockholder waive, to the fullest extent permitted by law, any claims they may have against the Representatives for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Representatives shall have no liability (whether direct or indirect) to the Company or the Selling Stockholder in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Company, including shareholders, employees or creditors of the Company. In addition, the Company, the Selling Stockholder and each of the Underwriters hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
     16. Patriot Act. In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.
     17. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflict of laws.
     The Company hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. The Company irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in Federal and state courts in the Borough of Manhattan in the City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

     If the foregoing is in accordance with the Representatives’ understanding of our agreement, kindly sign and return to the Company one of the counterparts hereof, whereupon it will become a binding agreement among the Selling Stockholder, the Company and the several Underwriters in accordance with its terms.

Very truly yours, Spectrum Brands Holdings, Inc.
By	/s/ Nathan E. Fagre
	Name:	Nathan E. Fagre
	Title:	General Counsel and Secretary

[Signature Page to Underwriting Agreement]

Harbinger Capital Partners Master Fund I, Ltd.
By:	Harbinger Capital Partners LLC

By	/s/ Robin Roger
	Name:	Robin Roger
	Title:	General Counsel and Managing Director

[Signature Page to Underwriting Agreement]

     The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written.
Credit Suisse Securities (USA) LLC
Deutsche Bank Securities Inc.
Jefferies & Company, Inc.
Acting on behalf of themselves and as the
   Representatives of the several
   Underwriters.

By Credit Suisse Securities (USA) LLC

By:	/s/ Erwin Van Der Voort
	Name:	Erwin Van Der Voort
	Title:	Managing Director

By Deutsche Bank Securities Inc.

By:	/s/ Keith Wargo
	Name:	Keith Wargo
	Title:	Managing Director

By:	/s/ Bruce C. Wacha
	Name:	Bruce C. Wacha
	Title:	Director

By Jefferies & Company, Inc.

By:	/s/ Nigel Bell
	Name:	Nigel Bell
	Title:	Managing Director

[Signature Page to Underwriting Agreement]

SCHEDULE A

			Total
	Number of Firm Securities		Number of
	to Be Sold By		Firm Securities
		Selling	to be
Underwriter	Company	Stockholder	Purchased
Credit Suisse Securities (USA) LLC	400,000	2,198,197	2,598,197
Deutsche Bank Securities Inc.	300,000	1,648,646	1,948,646
Jefferies & Company, Inc.	300,000	1,648,646	1,948,646

Total	1,000,000	5,495,489	6,495,489

Schedule A-1

SCHEDULE B
1. General Use Free Writing Prospectuses (included in the General Disclosure Package)
     “General Use Issuer Free Writing Prospectus” includes each of the following documents:
None.
2. Other Information Included in the General Disclosure Package
     The following information is also included in the General Disclosure Package:
The initial price to the public of the Offered Securities: $28.00 per share

Schedule B-1

SCHEDULE C
Material Agreements
1.	Agreement and Plan of Merger dated as of February 9, 2010 among Russell Hobbs, Inc., Spectrum Brands, Inc., Spectrum Brands Holdings, Inc., Grill Merger Corp., and Battery Merger Corp.

2.	Amendment to Agreement and Plan of Merger dated as of March 1, 2010 by and among Russell Hobbs, Inc., Spectrum Brands, Inc., Spectrum Brands Holdings, Inc., Grill Merger Corp. and Battery Merger Corp.

3.	Second Amendment to Agreement and Plan of Merger, dated as of March 26, 2010, by and among Spectrum Brands, Inc., Russell Hobbs, Inc., Spectrum Brands Holdings, Inc., Battery Merger Corp. and Grill Merger Corp.

4.	Third Amendment to Agreement and Plan of Merger, dated as of April 30, 2010, by and among Spectrum Brands, Inc., Russell Hobbs, Inc., Spectrum Brands Holdings, Inc., Battery Merger Corp., and Grill Merger Corp.

5.	Registration Rights Agreement dated as of February 9, 2010 by and among Spectrum Brands Holdings, Inc., Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Global Opportunities Breakaway Ltd., Avenue International Master, L.P., Avenue Investments, L.P., Avenue Special Situations Fund IV, L.P., Avenue Special Situations Fund V, L.P., and Avenue-CDP Global Opportunities Fund, L.P.

6.	Indenture governing the 12% Senior Subordinated Toggle Notes Due 2019, dated as of August 28, 2009, by and among Spectrum Brands, Inc., the guarantors named therein and U.S. Bank National Association, as trustee.

7.	Supplemental Indenture dated as of March 15, 2010 to the indenture governing the 12% Senior Subordinated Toggle Notes Due 2019, dated as of August 28, 2009, by and among Spectrum Brands, Inc., the guarantors named therein and U.S. Bank National Association, as trustee.

8.	Second Supplemental Indenture dated as of June 15, 2010 to the indenture governing the 12% Senior Subordinated Toggle Notes Due 2019, dated as of August 28, 2009, by and among Spectrum Brands, Inc., Battery Merger Corp. and U.S. Bank National Association, as trustee.

9.	Third Supplemental Indenture dated as of June 16, 2010 to the indenture governing the 12% Senior Subordinated Toggle Notes Due 2019, dated as of August 28, 2009, by and

Schedule C-1

among Spectrum Brands, Inc., Russell Hobbs, Inc. and U.S. Bank National Association, as trustee.

10.	Letter Agreement dated March 1, 2010 by and among Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Global Opportunities Breakaway Ltd., and Spectrum Brands, Inc.

11.	Limited Guarantee dated as of February 9, 2010 by Harbinger Capital Partners Master Fund I, Ltd. in favor of Spectrum Brands, Inc.

12.	Stockholder Agreement dated as of February 9, 2010 by and among Harbinger Capital Partners Master Fund I, Ltd., Harbinger Capital Partners Special Situations Fund, L.P., Global Opportunities Breakaway Ltd., and Spectrum Brands Holdings, Inc.

13.	Indenture governing the 9.500% Senior Secured Notes due 2018, dated as of June 16, 2010, by and among Spectrum Brands, Inc., the guarantors named therein and US Bank National Association, as trustee.

14.	Credit Agreement dated as of June 16, 2010, by and among Spectrum Brands, Inc. and certain of its domestic subsidiaries, as borrowers, the lenders party thereto and Credit Suisse AG, as administrative agent.

15.	Subsidiary Guaranty dated as of June 16, 2010, by and among the subsidiaries of Spectrum Brands, Inc. party thereto, certain additional subsidiary guarantors described therein and Credit Suisse AG, as administrative agent.

16.	Guaranty dated as of June 16, 2010, by and among SB/RH Holdings, LLC and Credit Suisse AG, as administrative agent.

17.	Security Agreement dated as of June 16, 2010, by and among Spectrum Brands, Inc., SB/RH Holdings, LLC, the other grantors party thereto and Wells Fargo Bank, National Association, as collateral trustee.

18.	Loan and Security Agreement dated as of June 16, 2010, by and among Spectrum Brands, Inc. and certain of its domestic subsidiaries, as borrowers, the lenders party thereto and Bank of America, N.A., as administrative agent.

19.	Guaranty dated as of June 16, 2010, by and among the guarantors described therein and Bank of America, N.A., as administrative agent.

20.	Collateral Trust Agreement dated as of June 16, 2010, by and among Spectrum Brands, Inc., SB/RH Holdings, LLC, the other grantors party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent, U.S. Bank National Association, as indenture trustee, and Wells Fargo Bank, National Association, as collateral trustee.

Schedule C-1

21.	Intercreditor Agreement dated as of June 16, 2010, by and among Spectrum Brands, Inc., SB/RH Holdings, LLC, the other grantors party thereto, Bank of America, N.A., as ABL agent, and Wells Fargo Bank, National Association, as term/notes agent.

22.	Trademark Security Agreement dated as of June 16, 2010, by and among the loan parties party thereto and Wells Fargo Bank, National Association, as collateral trustee.

23.	Copyright Security Agreement dated as of June 16, 2010, by and among the loan parties party thereto and Wells Fargo Bank, National Association, as collateral trustee.

24.	Patent Security Agreement dated as of June 16, 2010, by and among the loan parties party thereto and Wells Fargo Bank, National Association, as collateral trustee.

25.	Amendment and Consent and Amended and Restated Credit Agreement, dated as of February 1, 2011, by and among Spectrum Brands, Inc. and certain of its domestic subsidiaries, as borrowers, the lenders party thereto and Credit Suisse AG, as administrative agent.

26.	Second Amendment to Loan and Security Agreement, dated as of March 4, 2011, by and among Spectrum Brands, Inc. and certain of its domestic subsidiaries, as borrowers, the lenders party thereto and Bank of America, N.A., as administrative agent.

27.	Third Amendment to Loan and Security Agreement, dated as of April 21, 2011, by and among Spectrum Brands, Inc. and certain of its domestic subsidiaries, as borrowers, the lenders party thereto and Bank of America, N.A., as administrative agent.

Schedule C-1

SCHEDULE D
Form of Comfort Letter
for the Company of KPMG LLP

Schedule D-1

SCHEDULE E
Form of Comfort Letter
for Russell Hobbs of Grant Thornton LLP

Schedule E-1

SCHEDULE F
Lock-up Signatories
Harbinger Group Inc.
Harbinger Capital Partners Master Fund I, Ltd.
Spectrum Brands Holdings, Inc.
Kenneth C. Ambrecht
Omar Asali
Eugene Davis
Nathan Fagre
Anthony L. Genito
John Heil
Virginia Kamsky
Marc S. Kirschner
David R. Lumley
Norman S. Matthews
David M. Maura
Terry Polistina
Hugh R. Rovit

Schedule F-1

EXHIBIT A-1
Form of Opinion of
Paul, Weiss, Rifkind, Wharton & Garrison LLP Opinion, Counsel for the Company

Exhibit A-1-1

EXHIBIT A-2
Form of Negative Assurance Letter of
Paul, Weiss, Rifkind, Wharton & Garrison LLP, Counsel for the Company

Exhibit A-2-1

EXHIBIT B-1
Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP,
Special United States Counsel for the Selling Stockholder

Exhibit B-1-1

EXHIBIT B-2
Form of Opinion of Ogier,
Special Cayman Islands Counsel for the Selling Stockholder

Exhibit B-2-1